Exhibit 99.1
Form 4 Joint Filer Information

Name:	CGI Diversified Holdings, LP

Address:	Bayside Executive Park
West Bay Street & Blake Road
P.O. Box A.P. 59214
Nassau, Bermuda

Designated Filer:	Compass Group Investments, Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement: March 31, 2008

CGI Diversified Holdings, LP
By:	Compass Group Investments, Ltd., its sole limited partner
By:	Navco Management, Inc., its General Partner

By:	/s/ Cora Lee Starzomski, Director

Name:	Navco Management, Inc.

Address:	Bayside Executive Park
West Bay Street & Blake Road
P.O. Box A.P. 59214
Nassau, Bermuda

Designated Filer:	Compass Group Investments, Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	March 31, 2008

Navco Management, Inc.

By:	/s/Cora Lee Starzomski, Director